                  BlackRock Municipal Income Investment Trust
                              File No. 811-21054
    Item No. 77Q1(d) (Copies of All Constituent Instruments Referred to in
                          Sub-Item 77I) -- Attachment

A copy of each of the (i) Amendment to the Statement of Preferences of Variable Rate Demand Preferred Shares and (ii) Series W-7 Variable Rate Demand Preferred Shares Notice of Special Rate Period is attached under Sub-Item 77Q1(a).